                       LONG TERM WINE GRAPE PURCHASE AGREEMENT



         THIS LONG TERM WINE GRAPE PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of this 12th day of March, 1993, by and between SCHEID VINEYARDS AND MANAGEMENT CO., a California corporation ("GROWER"), and HEUBLEIN, INC., a corporation authorized to do and doing business in the State of California ("WINERY").


                                       RECITALS

    A. Winery desires to purchase from Grower, and Grower desires to sell to Winery, certain wine grapes (the "Wine Grapes") grown and to be grown on Grower's land commonly referred to as the San Lucas Ranch (the "Vineyard").

    B. Winery desires for Grower to convert certain Wine Grape varieties currently grown on the Vineyard over to certain other varieties and thereafter to purchase such converted varieties, and Grower is willing to convert to and sell such other varieties to Winery hereunder.

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

         1. PURCHASE AND SALE OF WINE GRAPES. During the term of this Agreement, Grower shall sell to Winery, and Winery shall purchase from Grower,
(i) the Wine Grape varieties currently produced on the Vineyard in accordance with SECTION 2 below, and (ii) the Wine Grape varieties into which varieties currently produced on the Vineyard are converted in accordance with SECTION 3 below.

         2. CURRENTLY PRODUCED VARIETIES. The Wine Grape varieties currently produced and subject to this Agreement are as follows:

              (a) CHARDONNAY AND CABERNET SAUVIGNON. The Chardonnay and Cabernet Sauvignon produced on the two portions of the Vineyard currently planted with such varieties, consisting of approximately 174 acres each, in accordance with the following Tonnage Schedule:



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                                   TONNAGE SCHEDULE


                    Approximate Minimum        Approximately Minimum Tons
      Crop Year      Tons of Chardonnay          of Cabernet Sauvignon
      ---------      ------------------          ---------------------

       1993                 400                            0
       1994                 800                           225
       1995                 All                           475
       1996                  "                            775
       1997                  "                           1000
      1998-2002              "                            All
      and Until
     Termination

    Notwithstanding the foregoing, Winery may elect to purchase Chardonnay and Cabernet Sauvignon produced on the Vineyard in excess of the tonnage specified above by giving Grower written notice of such election on or before the first day of April of the crop year to which such election is to apply; PROVIDED, HOWEVER, that the tonnage of each such variety required to be purchased in each crop year succeeding any such election shall be the greater of the total tonnage purchased pursuant to such election and the tonnage specified in the Tonnage Schedule above. The parties acknowledge that the tonnage amounts specified above are approximations only, and that the delivery of Wine Grapes by Grower to Winery hereunder may be up to 15 tons above or below the amounts specified in the Tonnage Schedule above.

              (b) ZINFANDEL. All Zinfandel produced on the 24 acres of the Vineyard currently planted with such variety, commencing with the 1993 crop year, all of which shall be harvested as White Zinfandel hereunder.

         3.   CONVERSIONS.

              (a) CHENIN BLANC AND SAUVIGNON BLANC. Grower shall convert approximately 200 acres of the Vineyard currently planted with Chenin Blanc and/or Sauvignon Blanc to acres planted with Merlot in accordance with the following schedule:


                                                       Approximate
                               Crop Year             Number of Acres
                               ---------             ---------------

                                1993                      70
                                1994                      30
                                1995                      50
                                1996                      50

    PROVIDED, HOWEVER, that Winery may elect:

                   (i) to cause Grower to convert the acres specified above for any crop year to Chardonnay or Cabernet Sauvignon in lieu of Merlot; or


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                   (ii)   to enter into good faith negotiations with Grower to
         convert such acres to a variety other than Merlot, Chardonnay or Cabernet Sauvignon,

    by giving Grower written notice of such election prior to the first day of November preceding the crop year to which such conversion is to apply. If Winery fails to elect a conversion variety by such first day of November or elects to enter into negotiations with Grower in accordance with the foregoing and agreement is not reached on an alternative variety by the succeeding 15th day of December, Grower shall convert the acres specified for such crop year to Merlot as provided above.

              (b) ZINFANDEL. Grower may elect to convert the 24 acres of the Vineyard currently planted with Zinfandel to acres planted with Merlot, Chardonnay or Cabernet Sauvignon:

                   (i) if gross revenues received by Grower for Zinfandel hereunder are less than $72,000 ($3,000 per acre) in any crop year; or

                   (ii) after completion of the harvest for the 1995 crop year,

    by giving Winery written notice (the "GROWER ELECTION NOTICE") prior to the first day of December preceding the crop year to which the election is to apply. If Grower gives a Grower Election Notice, Winery shall have the right to elect (x) which of the varieties such acres will be converted into, or (y) to enter into good faith negotiations with Grower to convert to a variety other than Merlot, Chardonnay or Cabernet Sauvignon, by giving Grower written notice within 15 days following the Grower Election Notice. If Winery fails to make such election within the 15-day period, or elects to negotiate and agreement is not reached within 20 days thereafter, Grower may convert such acres to Merlot, Chardonnay or Cabernet Sauvignon or withdraw the acres from coverage by this Agreement by giving written notice to Winery not more than 60 days after the date Grower gives the Grower Election Notice.

              (c) LIMITATIONS. Notwithstanding any provision of SECTIONS 3(a) and 3(b) above to the contrary, Grower shall not be required:

                   (i) to convert acres of the Vineyard currently planted with Chef Blanc, Sauvignon Blanc or Zinfandel to acres planted with any other variety unless such other variety (x) was purchased under this Agreement at a price in excess of $500 per ton in the crop year preceding the crop year to which such conversion is to apply, or (y) would have generated a price in excess of $500 per ton for such preceding crop year using the method for determining price specified in SECTION 6 below if such variety was not so purchased; or

                   (ii) to sell to Winery, and Winery shall not be required to purchase, in excess of the following average tons per acre of the following Wine Grape varieties in any crop year hereunder:



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                        Variety                  Average Tons Per Acre
                        -------                  ---------------------

                        Chardonnay                         8.0
                        Cabernet Sauvignon                 7.5
                        Merlot                             7.5


              (d) CONVERSION METHOD. Any conversion in accordance with SECTIONS 3(a) and 3(b) above shall be effected by interplanting, replanting or grafting in the sole discretion of Grower.

         4. DELIVERY. Deliveries of Wine Grapes hereunder shall be FOB Heublein in Paicines, California. In the event Winery desires Grower to deliver Wine Grapes to another location, delivery shall be FOB such other location, and Winery shall reimburse Grower for all carrier costs in excess of the carrier costs that would have been required to be paid to deliver such Wine Grapes to Paicines. All risk of loss and risk of damage and depreciation with respect to The Wine Grapes to be sold and delivered to Winery hereunder shall be borne by Grower until actually delivered to and accepted without unreasonable delay by Winery hereunder.

         5. RETENTION OF WINE GRAPES BY GROWER. Notwithstanding the provisions of SECTIONS 2 and 3 above to the contrary, each harvest Grower, in its sole discretion, may retain for its own use up to 25 tons of Wine Grapes of each variety produced on the Vineyard.

         6.   TERM AND TERMINATION.

              (a) TERM. The term of this Agreement shall extend from the date hereof until terminated in accordance with the provisions of this SECTION 6.

              (b) TERMINATION BY EITHER PARTY. Either party may terminate this Agreement after the 1999 crop year by giving written notice (a "TERMINATION NOTICE") to the other party. Termination shall be effective upon completion of the third crop year following the thirty-first day of December next succeeding the Termination Notice. For example, if a party were to give a Termination Notice on November 30, 1999, this Agreement would terminate after delivery of the 2002 crop by Grower to Winery.

              (c) WITHDRAWAL BY GROWER. In the event Winery properly delivers a Termination Notice to Grower under SECTION 6(b) above, Grower at its option (i) may withdraw up to 1/3 of any or all varieties of Wine Grapes from coverage by this Agreement by delivery to Winery of written notice (a "WITHDRAWAL NOTICE") of its intent to do so prior to the first day of April following the Withdrawal Notice, and (ii) may withdraw up to 2/3 of any or all varieties of Wine Grapes from such coverage by delivery of a Withdrawal Notice prior to the succeeding first day of April.

         7. PRICING. The price to be paid by Winery to Grower for each variety of Wine Grapes purchased under this Agreement shall be determined with reference to the Final Grape Crush Report (the "CRUSH REPORT"), currently published by the California Department of Food and Agriculture (the "DEPARTMENT") on the 10th day of March of each year, for the crop year (the "APPLICABLE CROP YEAR") preceding the harvest of such Wine Grape variety, as


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it may be supplemented or corrected by the Department up through the succeeding first day of August (the "APPLICABLE CRUSH REPORT"), in accordance with the following:

              (a) VARIETIES OTHER THAN MERLOT. The price per ton for each variety of Wine Grapes other than Merlot under this Agreement shall be
    equal to [                                                   ]* (the
    "PRICING DISTRICTS"), as established by the Department, determined by:










                         [                                 ]*

















    Application of the provisions of this SECTION 7(a) is illustrated by the example set forth in EXHIBIT A attached hereto and by this reference incorporated herein.

              (b) MERLOT. The price per ton for Merlot under this Agreement shall be the lower of:

---------------------------------
* Confidential Treatment Requested for Redacted Portion.



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                          [                              ]*





    Notwithstanding the foregoing, if the price per ton for Merlot calculated above is the highest of the prices calculated for varieties other than Merlot under SECTION 7(a), the price per ton for Merlot hereunder shall equal the price per ton of the variety having the next highest price. Application of the provisions of this SECTION 7(b) is illustrated by the example set forth in EXHIBIT B.

              (c) UNAVAILABILITY OF CRUSH REPORT. If the Department shall cease to publish the Crush Report or shall cease to publish the Crush Report in substantially its present form with respect to any crop year necessary for determining prices under this SECTION 7, the prices to be paid hereunder shall be determined with reference to the price information for the Pricing Districts, in form and substance as nearly identical as possible to the price information for the Pricing Districts in the Crush Report, in an alternative government publication.

         8. PAYMENT. Winery shall pay Grower the price (the "PRELIMINARY PRICE") for Wine Grapes purchased under this Agreement, determined in accordance with SECTION 7 above and subject only to minor adjustment as hereinafter provided, within 10 days after Grower gives Winery written notice of completion of the applicable harvest. The parties shall have an additional 30 days after the expiration of such 10-day period to determine the final price (the "FINAL PRICE") to be paid by Winery to Grower for such Wine Grapes based on corrected sugar, defect or M.O.G. penalties, weight tags or similar minor adjustments, and to make any Winery payments and/or Grower refunds necessary to reconcile the Final Price with the Preliminary Price. For purposes of this SECTION 8, the term "COMPLETION OF THE APPLICABLE HARVEST" shall mean the substantial completion of the harvest of all varieties of Wine Grapes to be delivered under this Agreement during the applicable crop year, notwithstanding the existence of certain Wine Grapes with respect to which harvest may have been deferred at the request of Winery for later delivery.

         9. GRACE QUALITY STANDARDS. Wine Grapes purchased by Winery hereunder shall be required to meet the quality standards set forth in EXHIBIT C attached hereto and by this reference incorporated herein. Grower represents and warrants that the Wine Grapes delivered hereunder to Winery will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and will not be an article that may not under the provisions of Section 301(d), 404 or 405 of that Act, be introduced into interstate commerce. Grower further represents and warrants that all such Wine Grapes will in all respects conform to all requirements of the Sherman Food, Drug and Cosmetic law of California, and the regulations of the California State Department of Public Health, and that it will comply in all

---------------------------------
* Confidential Treatment Requested for Redacted Portion.


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

material respects with all other state and federal laws pertaining to Wine Grapes sold under this Agreement. If Grower breaches its obligations under the preceding two sentences, Grower shall indemnify and hold harmless Winery from any costs, expenses, damages or claim arising out of such breach. In the event any litter or foreign material is present in the Wine Grapes, it shall be presumed that such litter or foreign material originated with Grower, and Grower shall be responsible for all damages caused by such litter and foreign material.

         10. FARM MANAGEMENT DECISIONS. Grower shall have the exclusive right and sole discretion to make all decisions with respect to the farming and management of the Vineyard and the Wine Grapes subject to this Agreement, including but not limited to the right and discretion to replant and interplant Wine Grapes to maintain contracted varieties at viable and economic levels; PROVIDED, HOWEVER, that Grower will follow good farming and viticultural practices in growing Wine Grapes sold to Winery hereunder.

         11.  MATTERS BEYOND PARTIES' CONTROL.

              (a) INTERRUPTION OF OR INTERFERENCE WITH BUSINESS. If the business of either party is interrupted or interfered with due to a condition beyond its reasonable control, including without limitation fire, flood, storm, earthquake, explosion, war, rebellion, insurrection, quarantine, act of God, boycott, embargo, strike or other labor disturbance, riot, any governmental law, directive or regulation or a shortage of fuel or natural gas, materially and adversely affecting such parties' business, such party shall, at its option, be excused for the duration of the intervention or interference from its performance under this Agreement with respect to the Wine Grapes thereby affected. A party wishing to have its performance excused under this SECTION 11(a) shall first give written notice to the other party as soon as such party determines a sufficient condition of intervention or interference may exist.

              (b)  RELEASE OF LIABILITY DURING INTERRUPTION OR INTERFERENCE.
    If performance under this Agreement by either party is excused under
    SECTION 11(a) above, each party shall be released from any and all liability for its failure to purchase or sell the Wine Grapes, as applicable, during the duration of the condition which resulted in the excuse of performance, including without limitation all liability for loss of market, loss of price and any other claim whatsoever which a party might have against the other party as a result of such condition, except only the obligation of Winery to pay for Wine Grapes already delivered by Grower and accepted by Winery hereunder.

              (c) WINERY'S UNDERTAKING IN THE EVENT OF INTERRUPTION OR INTERFERENCE. If Winery is the party whose performance is excused under
    SECTION 11(a) above, Winery shall use its reasonable best efforts to accept and process the Wine Grapes affected thereby at a facility other than Winery's facility in Paicines, California. If Winery designates another point of delivery, the provisions of SECTION 4 above with respect to the allocation of carrier costs shall apply. If Winery does not designate another delivery point, it shall use its reasonable best efforts to find an alternative purchaser for the affected Wine Grapes.


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         12.  ARBITRATION.  In the event of any dispute under the provisions of this Agreement, such dispute shall be subject to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association if either party makes written demand for arbitration on the other party; PROVIDED, HOWEVER, that each party shall be limited to a period of 5 days for presentation of its case in arbitration, and any briefs submitted by the parties in support of their respective positions shall be limited to 20 pages each. If the parties agree on his or her selection, there shall be one arbitrator; but, if no such agreement is reached within 5 days after demand for arbitration, there shall be three arbitrators, one appointed by Grower and a second appointed by Winery within 10 days after demand for arbitration, and a third chosen by the two who are so appointed within 10 days after expiration of the foregoing 10-day period. If there is one arbitrator, his or her decision shall be binding; and if there are three arbitrators, the decision of any two of them shall be binding. No one shall act as an arbitrator who is employed by Grower or by Winery or who in any way is financially interested in the business affairs of either Grower or Winery. All costs of such arbitration shall be borne equally by the parties. While any such dispute is being resolved, neither party shall be relieved of its obligations under this Agreement.

         13. LIENS AND ENCUMBRANCES. During the term of this Agreement, Grower will not create or incur any lien, charge or other encumbrance on the Vineyard which would defeat the rights of Winery hereunder, except deeds of trust securing indebtedness (including but not limited to crop loans) to institutional lenders, and except for such deeds of trust Grower will not transfer, assign or convey any interest in the Vineyard that would defeat the rights of Winery hereunder.

         14.  MISCELLANEOUS.

              (a) NOTICES. All notices under this Agreement shall be in writing and shall be deemed to be given when personally delivered or when sent by United States Registered or Certified Mail, postage prepaid, or when sent by facsimile or telegraph, addressed to the party for whom intended at the following addresses:

              IF TO GROWER:

                   Scheid Vineyards and Management Co.
                   1632 5th Street, Suite 220
                   Santa Monica, CA  90401
                   Attention: President

              IF TO WINERY:

                   Heublein, Inc.
                   16 Munson Road
                   Farmington, CT  06034
                   Attention: Mr. David Scott

              AND:


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                   Heublein, Inc.
                   12667 Road #24
                   Madera, CA  93637
                   Attention: Mr. James A. Beckman

    Either party may change the address to which notices shall be sent by giving written notice to such effect in accordance with the terms of this
    SECTION 14(a) provided that notice of change of address shall not be deemed given until received.

              (b) AMENDMENTS AND MODIFICATIONS. This Agreement may not be supplemented, altered, modified, amended or otherwise changed except by an instrument in writing signed by the parties.

              (c) HEADINGS. The headings of the various Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

              (d) ENTIRE AGREEMENT; WAIVERS. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations and understandings of the parties pertaining to the subject matter hereof. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

              (e) ATTORNEYS' FEES AND COSTS. If any action or other proceeding, including arbitration, is brought by either party against the other to enforce this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

              (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with and by the laws of the State of California.

              (g) TIME OF THE ESSENCE. Time is of the essence of this Agreement, and the time for performance of any act provided in this Agreement shall be strictly construed.

              (h) ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement to one or more of such party's affiliates, a partnership in which such party is a general partner or a joint venture in which such party is a joint venturer, without the prior written consent of the other party.


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              (i)  BINDING EFFECT.  This Agreement and the covenants herein contained shall run with and bind the land covered by this Agreement and shall bind the parties hereto, their heirs, executors, administrators, grantees, vendees, transferees, assignees, legatees, devisees and other successors in interest, whether partial or entire. Grower shall cause any of its successors in interest to sign an agreement with Winery to assume and be bound by this Agreement in form suitable for recording, and Winery agrees that on execution of such an assumption agreement Grower will be relieved from this Agreement.

              (j) SEVERABILITY. If any provision or any application of any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement and all other applications of such provision shall be unaffected by such invalidity or unenforceability.

              (k) ENTRY TO THE VINEYARD. Throughout the term hereof, Winery's representatives may enter upon the Vineyard at reasonable times and in a reasonable manner following reasonable notice for the purpose of inspecting the Vineyard and the Winegrapes and observing the viticultural practices being followed. Such inspections may include, without limitation, taking samples of Wine Grapes in reasonable quantities and taking pictures of and otherwise recording data with respect to the Vineyard and the Wine Grapes. No such sampling shall be deemed to be acceptance by Winery of such WineGrapes.

              (l) AUTHORITY. Each corporate party executing this Agreement and the agent executing this Agreement on such party's behalf hereby warrants that such party is a corporation in good standing and is fully authorized to execute this Agreement and any other documents called for here under and that such agent is properly authorized to act for such party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       SCHEID VINEYARDS AND MANAGEMENT
                                       CO., a California corporation



                                       By:  /s/ Alfred G. Scheid
                                            ----------------------------------
                                              Alfred G. Scheid

                                            Its:    President

                                                                       "GROWER"



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                                       HEUBLEIN, INC., a corporation



                                       By:  /s/ James A. Beckman
                                            -----------------------------------

                                            Its:  Vice President
                                                  -----------------------------

                                                                       "WINERY"










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